EXHIBIT 99.1

Edgewater Announces Extension of Stock Repurchase Program

WAKEFIELD, Mass., Sept. 23, 2016 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (NASDAQ:EDGW), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, announced that its Board of Directors (the “Board”) has approved an extension of the company's stock repurchase program (the "Repurchase Program") to September 22, 2017 (the "Extended Repurchase Program").

The Repurchase Program, which was originally announced in December 2007 and subsequently amended, allows for the repurchase of up to $23.1 million of the company's common stock. The Repurchase Program was scheduled to expire on September 23, 2016.  The Board did not make any changes to the $23.1 million repurchase authorization.  To date, Edgewater has repurchased approximately $14.4 million of its shares, leaving a remaining authorization of approximately $8.7 million.

Under the Extended Repurchase Program, the company's common stock may be purchased from time-to-time on the open market or through privately negotiated transactions. The timing and amount of the purchases will be based upon market conditions, securities law considerations, and other factors. The Extended Repurchase Program does not obligate the company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice.

Repurchased common shares become treasury shares, a portion of which may be used to satisfy Edgewater's current and near-term requirements under its equity incentive and other benefit plans.

About Edgewater

Edgewater (NASDAQ:EDGW) helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions.

Classic consulting disciplines (such as business advisory, process improvement, organizational change management, M&A due diligence, and domain expertise) are blended with technical services (such as digital transformation, technical roadmaps, data and analytics services, custom development, and system integration) to help organizations get the most out of their existing IT assets while creating new digital business models.

Delivering both on premise and in the cloud, Edgewater partners with Oracle and Microsoft to offer Business Analytics, BI, ERP, and CRM solutions. Edgewater Ranzal, an Oracle Platinum Consulting Partner, provides Business Analytics solutions leveraging Oracle EPM, BI, and Big Data technologies. As an award-winning Microsoft partner, Edgewater Fullscope delivers Dynamics AX ERP, Business Intelligence, and CRM solutions, with a specialty in manufacturing.

Company Contact:
Timothy R. Oakes
Chief Financial Officer
(781) 246-3343